Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Nos. 333-109495 and 333-143292 on Form S-3 and Nos. 333-34156, 333-122242 ,333-137379, 333-153670, 333-161312 and 333-185952 on Form S-8 of our report, dated March 30, 2014, relating to the financial statements of deltathree, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the  Company's ability to continue as going concern) appearing in this Annual Report on Form 10-K of deltathree, Inc. for the year ended December 31, 2013.

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co.
Certified Public Accountants,
A member firm of Deloitte Touche Tohmatsu Limited

Tel Aviv, Israel

March 30, 2014